UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2012

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective August 31, 2012, Del Toro Silver Corp. (the “Company”) entered into a Partial Purchase Option Agreement (the “Option Agreement”) with Natchez Pass LLC (Natchez Pass”) to acquire up to a 67.5% interest, in leasehold interests to land in Pershing County, Nevada.

On September 27, 2012 the Company and Natchez Pass agreed to amend certain provisions of the Option Agreement and entered into an Amendment Agreement (the “First Amendment”).  The terms of the First Amendment are as follows:

1.
The Company shall bear all costs and expenses to perform its due diligence investigations and work under the Option Agreement. After recovering all of those costs and expenses from proceeds received from sale of precious minerals extracted from the Claims (as that term is defined in the Agreement), if any, the Company shall pay to Natchez Pass twenty percent (20%) of the remaining amount of said proceeds promptly after the Company receives such proceeds, whether in installments or a lump sum.

2.
The Company intends to conduct its physical, on-site due diligence through Valley Excavating LLC, a Virginia domestic limited-liability company, that the Company has been informed is in the business of providing excavation and related services on a contract basis.

Item 9.01	Financial Statements and Exhibits

10.1	First Amendment Agreement with Natchez Pass LLC dated September 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.
/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date:	October 1, 2012